Exhibit 99.1

Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Rich Konzmann at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports First Quarter 2021 Financial Results

McLean, VA, May 6, 2021 – Arlington Asset Investment Corp. (NYSE: AAIC) (the “Company” or “Arlington”) today reported a net loss attributable to common shareholders of $6.8 million, or $0.20 per diluted common share, and non-GAAP core operating income of $1.0 million, or $0.03 per diluted common share, for the quarter ended March 31, 2021.  A reconciliation of non-GAAP core operating income to GAAP net income appears at the end of this press release.

First Quarter 2021 Financial Highlights

•	$0.20 per diluted common share of GAAP net loss
•	$0.03 per diluted common share of non-GAAP core operating income
•	$6.12 per common share of book value
•	1.4 to 1 “at risk” leverage ratio

“During the first quarter, the Company made substantial progress in its mortgage servicing rights (“MSR”) investment channel, realizing strong double digit unlevered returns and scaling its MSR investments to 12% of investable capital. Through its strategic relationship with a licensed servicer, the Company has continued to grow its MSR related investments to over 20% of investable capital today.  Returns on MSR investments to date have materially exceeded expectations while providing an important duration hedge for the Company’s low coupon agency mortgage portfolio. At the same time, the significant rise in long-term interest rates and higher rate volatility during the quarter led to an underperformance of our agency mortgage portfolio that was partially offset by strong performance in our MSR and mortgage credit investments,” said J. Rock Tonkel, Jr., the Company's President and Chief Executive Officer.  “The Company is currently operating with low leverage and high liquidity while it continues to make solid progress in evaluating and deploying capital to high return investment opportunities that complement its agency mortgage investments and diversify risk with the goal of improving the level and reliability of returns to shareholders over time.  The Company’s strong balance sheet provides substantial financial flexibility to accretively repurchase shares of its common stock through its repurchase program and to shift capital to take advantage of opportunities that may arise over time as economic conditions evolve.  Finally, as in recent prior quarters, the Company continues to expect ongoing operating expense reductions to contribute to forward results.”

Other First Quarter Highlights

As of March 21, 2021, the Company’s investment portfolio totaled $770 million at fair value, which includes $57 million of business purpose residential mortgage loans of a consolidated variable interest entity (“VIE”).  Assuming the Company’s investment in the VIE was not consolidated, the Company’s investment portfolio totaled $724 million at fair value as of March 31, 2021 consisting of $615 million of agency mortgage-backed securities (“MBS”), $73 million of mortgage credit investments and $36 million of mortgage servicing right (“MSR”) related assets.  Based on investable capital, the Company has allocated 75%, 13%, and 12% of its capital to its agency MBS, mortgage credit and MSR related investment strategies, respectively, as of March 31, 2021.

The Company’s agency MBS consist of residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by a U.S. government sponsored enterprise (“GSE”), such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”).  The Company’s mortgage credit investments generally include mortgage loans secured by residential or commercial real property or MBS collateralized by residential or commercial mortgage loans (“non-agency MBS”).

As of March 31, 2021, the Company’s agency MBS investment portfolio, totaling $615 million at fair value, was comprised of $516 million of specified agency MBS and $99 million of net long to-be-announced (“TBA”) agency MBS.  Under GAAP, the Company accounts for its TBA commitments as derivative instruments in its consolidated financial statements.  As of March 31, 2021, the Company’s $615 million agency MBS investment portfolio was comprised of the following:

•	$353 million of 2.0% coupon 30-year agency MBS

•	$262 million of 2.5% coupon 30-year agency MBS

As of March 31, 2021, the Company’s $516 million specified agency MBS portfolio had a weighted average amortized cost basis of $104.91 and a weighted average market price of $101.73.  The Company’s agency MBS are comprised of securities backed by specified pools of mortgage loans selected for their lower propensity for prepayment.  Weighted average pay-up premiums on the Company’s agency MBS portfolio, which represent the estimated price premium of agency MBS backed by specified pools over a generic TBA agency MBS, were approximately 0.94 of a percentage point as of March 31, 2021 and December 31, 2020.

During the first quarter of 2021, the Company purchased agency MBS totaling $354 million and sold agency MBS for gross sale proceeds of $626 million for a net realized loss of $4.4 million.

As of March 31, 2021, the Company’s $73 million mortgage credit investment portfolio at fair value was comprised primarily of the following:

•	$45 million commercial mortgage loan
•	$22 million of non-agency MBS collateralized by business purpose residential mortgage loans
o	Includes an $11 million net investment in a consolidated VIE
•	$4 million of non-agency MBS collateralized by small balance commercial mortgage loans

During the first quarter of 2021, the Company sold mortgage credit investments for gross proceeds of $12 million for a net realized loss of $1.8 million.

As of March 31, 2021, the Company had $36 million of MSR financing receivable investments at fair value.  The Company is party to agreements with a licensed, GSE approved residential mortgage loan servicer that enable the Company to garner the economic return of an investment in an MSR purchased by the mortgage servicing counterparty.  The arrangement allows the Company to participate in the economic benefits of investing in an MSR without holding the requisite licenses to purchase or hold MSRs directly.  The transactions are accounted for as a financing receivable on the Company’s consolidated financial statements.  During the first quarter of 2021, the Company purchased $20 million of MSR financing receivables.

As of March 31, 2021, the Company had a total of $506 million of repurchase agreements outstanding.  As of March 31, 2021, the Company had $474 million of repurchase agreements outstanding with a weighted average rate of 0.15% and remaining weighted average maturity of 14 days secured by an aggregate of $492 million of agency MBS at fair value, including $85 million of unsettled agency MBS sale commitments included in the line item “sold securities receivable” on the consolidated balance sheet.  As of March 31, 2021, the Company had a $32 million repurchase agreement outstanding with a rate of 3.00% and remaining maturity of 225 days secured by a $45 million commercial mortgage loan at fair value.  As of March 31, 2021, the Company did not have any repurchase agreements outstanding secured by non-agency MBS.

The Company’s “at risk” leverage ratio was 1.4 to 1 as of March 31, 2021 compared to 2.4 to 1 as of December 31, 2020.  The Company’s “at risk” leverage ratio is calculated as the sum of the Company’s repurchase agreement financing, net payable or receivable for unsettled securities and net contractual price of TBA commitments less cash and cash equivalents compared to the Company’s investable capital measured as the sum of the Company’s shareholders’ equity and long-term unsecured debt.

GAAP net interest income was $3.8 million for the first quarter of 2021 compared to $6.4 million for the fourth quarter of 2020.  GAAP net interest income for the first quarter of 2021 and fourth quarter of 2020 includes $0.8 million and $2.9 million, respectively, of net interest income from the Company’s investment in a consolidated trust of business purpose residential mortgage loans.   As expected, the performing investment’s contribution to net interest income was lower in the first quarter of 2021 as the short duration of this asset led to accelerated pay down of the investment in the first quarter of 2021.

The Company’s weighted average yield on its agency MBS was 1.55% for the first quarter of 2021 compared to 1.80% for the fourth quarter of 2020, and the actual weighted-average constant prepayment rate (“CPR”) for the Company’s agency MBS was 5.26% for the first quarter of 2021 compared to 7.29% for the fourth quarter of 2020.  The Company’s weighted average cost of repurchase agreement funding secured by agency MBS was 0.18% during the first quarter of 2021 compared to 0.21% during the fourth quarter of 2020.

Under the terms of the Company’s interest rate swap agreements, the Company pays semiannual interest payments based on a fixed rate and receives variable interest payments based upon either the prevailing three-month London Interbank Offered Rate (“LIBOR”) or Secured Overnight Financing Rate (“SOFR”). As of March 31, 2021, the Company had $675 million in notional amount of interest rate swap agreements with a weighted average pay fixed rate of 0.88% and a remaining weighted average maturity of 7.3 years.  The Company’s weighted average net pay rate of its interest rate swap agreements was 0.64% during the first quarter of 2021 compared to 0.21% during the fourth quarter of 2020. As of March 31, 2021, the total notional amount of the Company’s interest rate swaps was 111% of the Company’s outstanding repurchase agreement funding and net TBA purchase commitments with a net duration gap of (2.2) years.  Under GAAP, the Company has not designated these transactions as hedging instruments for financial reporting purposes and, therefore, all gains and losses on its hedging instruments are recorded as net investment gains and losses in the Company’s financial statements.

The Company reported general and administrative expenses of $2.6 million for the first quarter of 2021, a decrease of 14% from the fourth quarter of 2020.

Core operating income was $1.0 million, or $0.03 per diluted common share for the first quarter of 2021 compared to $4.1 million, or $0.12 per diluted common share for the fourth quarter of 2020.  Core operating income is a non-GAAP financial measure that is described later in this press release.

The Company had net investment losses of $6.9 million, or $0.21 per diluted common share, for the first quarter of 2021 on its investment portfolio and related interest rate hedging instruments, excluding TBA dollar roll income and interest rate swap net interest expense.

During the first quarter of 2021, the Company repurchased 0.1 million shares of its common stock at an average price of $3.78 for a total purchase cost of $0.5 million, representing 0.4% of common stock outstanding as of December 31, 2020. As of March 31, 2021, the Company had remaining authorization from its Board of Directors to repurchase up to 16.1 million shares of its common stock.

Distributions to Shareholders

The Company’s Board of Directors approved distributions to its Series B and Series C preferred shareholders of $0.4375 per share and $0.515625 per share, respectively, for the first quarter of 2021.  The distributions were paid on March 30, 2021 to shareholders of record as of February 26, 2021.  The Company’s Board of Directors determined not to declare a dividend on its common stock for the first quarter of 2021.  The Company’s Board of Directors will continue to evaluate the payment of quarterly dividends based on multiple factors including current financial results, overall market conditions, return opportunities on investments, liquidity needs and REIT distribution requirements.  No definitive determination has been made at this time regarding the declaration of future dividends.

The Company is organized and operated in a manner that will allow it to qualify as a REIT for U.S. federal income tax purposes and currently intends to continue to be organized and operated in such a manner.  As a REIT, distributions to shareholders will generally be taxable as ordinary income that are not eligible to be taxed as qualified dividends.  However, a portion of such distributions may be designated as long-term capital gain dividends to the extent that such portion is attributable to the Company’s sale of capital assets held for more than one year.  Non-corporate taxpayers may deduct up to 20% of dividends received from a REIT that are not designated as capital gain dividends or qualified dividend income, subject to certain limitations.  Distributions in excess of the Company’s current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of each shareholder’s tax basis in the Company’s stock and as capital gain thereafter.

Conference Call

The Company will hold a conference call for investors at 12:00 P.M. Eastern Time on Thursday, May 6, 2021 to discuss the Company’s first quarter 2021 results.

Investors may listen to the earnings call via the internet at:  http://www.arlingtonasset.com/index.php?s=19.  Replays of the earnings call will be available for 60 days via webcast at the Internet address provided above, beginning two hours after the call ends.

Additional Information

The Company will make available additional quarterly information for the benefit of its shareholders through a supplemental presentation that will be available at the Company's website, www.arlingtonasset.com.  The presentation will be available on the Webcasts and Presentations section located under the Updates & Events tab of the Company's website.

About the Company

Arlington Asset Investment Corp. (NYSE: AAIC) currently invests primarily in mortgage-related and other assets and has elected to be taxed as a REIT.  The Company is headquartered in the Washington, D.C. metropolitan area.  For more information, please visit www.arlingtonasset.com.

Statements concerning interest rates, portfolio allocation, financing costs, portfolio hedging, prepayments, dividends, book value, utilization of loss carryforwards, any change in long-term tax structures (including any REIT election), use of equity raise proceeds and any other guidance on present or future periods constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, the uncertainty and economic impact of the ongoing coronavirus (COVID-19) pandemic and the measures taken by the government to address it, including the impact on our business, financial condition, liquidity and results of operations due to a significant decrease in economic activity and disruptions in our financing operations, among other factors, changes in interest rates, increased costs of borrowing, decreased interest spreads, credit risks underlying the Company’s assets, especially related to the Company’s mortgage credit investments, changes in political and monetary policies, changes in default rates, changes in prepayment rates and other assumptions underlying our estimates related to our projections of future core earnings, changes in the Company’s returns, changes in the use of the Company’s tax benefits, the Company’s ability to qualify and maintain qualification as a REIT, changes in the agency MBS asset yield, changes in the Company’s monetization of net operating loss carryforwards, changes in the Company’s investment strategy, changes in the Company’s ability to generate cash earnings and dividends, preservation and utilization of the Company’s net operating loss and net capital loss carryforwards, impacts of changes to and changes by Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve, the Federal Housing Finance Agency and the U.S. Treasury, availability of opportunities that meet or exceed the Company’s risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, and general economic, political, regulatory and market conditions.  These and other material risks are described in the Company's most recent Annual Report on Form 10-K and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect the Company.  Except as required by law, the Company is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Financial data to follow

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

	March 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$48,198	$28,796
Restricted cash of consolidated VIE	12,557	11,169
Interest receivable of consolidated VIE	309	545
Sold securities receivable	109,068	—
Agency mortgage-backed securities, at fair value	515,674	970,880
Mortgage credit investments, at fair value	61,319	71,660
Mortgage loans of consolidated VIE, at fair value	57,467	93,283
MSR financing receivable, at fair value	36,005	9,346
Derivative assets, at fair value	2,280	258
Deposits	25,421	6,306
Other assets	15,046	20,146
Total assets	$883,344	$1,212,389
LIABILITIES AND EQUITY
Liabilities:
Repurchase agreements	$505,550	$655,212
Secured debt of consolidated VIE, at fair value	58,654	93,627
Interest payable of consolidated VIE	201	321
Derivative liabilities, at fair value	4,267	221
Purchased securities payable	—	139,013
Other liabilities	2,111	4,698
Long-term unsecured debt	73,074	73,027
Total liabilities	643,857	966,119
Equity:
Preferred stock (liquidation preference of $36,333)	35,289	35,289
Common stock	335	335
Additional paid-in capital	2,040,898	2,040,918
Accumulated deficit	(1,837,035)	(1,830,272)
Total equity	239,487	246,270
Total liabilities and equity	$883,344	$1,212,389
Book value per common share (1)	$6.12	$6.31
Common shares outstanding (in thousands) (2)	33,169	33,287

(1) Book value per common share is calculated as total equity less the preferred stock liquidation preference divided by common shares outstanding.
(2) Represents common shares outstanding plus vested restricted stock units convertible into common stock less unvested restricted common stock.

	March 31, 2021	December 31, 2020
Assets and liabilities of consolidated VIE:
Restricted cash	$12,557	$11,169
Mortgage loans, at fair value	57,467	93,283
Interest receivable	309	545
Secured debt, at fair value	(58,654)	(93,627)
Interest payable	(201)	(321)
Net investment in consolidated VIE	$11,478	$11,049

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Interest income
Agency mortgage-backed securities	$2,784	$3,015	$2,808	$3,517
Mortgage credit investments	1,269	1,863	2,217	2,083
Mortgage loans of consolidated VIE	1,687	4,305	—	—
MSR financing receivable	358	—	—	—
Interest and other income	161	314	385	534
Total interest income	6,259	9,497	5,410	6,134
Interest expense
Short-term secured debt	488	526	470	1,154
Long-term unsecured debt	1,151	1,154	1,162	1,215
Secured debt of consolidated VIE	862	1,403	—	—
Total interest expense	2,501	3,083	1,632	2,369
Net interest income	3,758	6,414	3,778	3,765
Investment (loss) gain, net
(Loss) gain on mortgage investments, net	(21,665)	2,161	2,696	7,625
Gain (loss) from derivative instruments, net	14,545	1,223	487	(397)
Other, net	357	4,736	769	2,569
Total investment (loss) gain, net	(6,763)	8,120	3,952	9,797
General and administrative expenses
Compensation and benefits	1,395	1,712	1,774	1,897
Other general and administrative expenses	1,242	1,361	1,197	1,431
Total general and administrative expenses	2,637	3,073	2,971	3,328
(Loss) income before income taxes	(5,642)	11,461	4,759	10,234
Income tax provision	398	—	—	—
Net (loss) income	(6,040)	11,461	4,759	10,234
Dividend on preferred stock	(723)	(733)	(726)	(758)
Net (loss) income (attributable) available to common stock	$(6,763)	$10,728	$4,033	$9,476
Basic (loss) earnings per common share	$(0.20)	$0.32	$0.12	$0.26
Diluted (loss) earnings per common share	$(0.20)	$0.32	$0.12	$0.26
Weighted average common shares outstanding (in thousands)
Basic	33,181	33,415	34,655	36,618
Diluted	33,181	33,554	34,697	36,666

Non-GAAP Core Operating Income

In addition to the Company’s results of operations determined in accordance with generally accepted accounting principles as consistently applied in the United States (“GAAP”), the Company also reports “non-GAAP core operating income.”  The Company defines core operating income as “economic net interest income” less “core general and administrative expenses,” preferred stock dividends and an income tax provision for taxable REIT subsidiary (“TRS”) core operating income.

Economic Net Interest Income

Economic net interest income, a non-GAAP financial measure, represents the interest income earned net of interest expense incurred from all of our interest-bearing financial instruments as well as the agency MBS which underlie, and are implicitly financed through, our TBA dollar roll transactions.  Economic net interest income is comprised of the following:

•	net interest income determined in accordance with GAAP;

•

TBA agency MBS dollar roll income, which is calculated as the price discount of a forward-settling purchase of a TBA agency MBS relative to the “spot” sale of the same security, earned ratably over the period beginning on the settlement date of the sale and ending on the settlement date of the forward-settling purchase; and

•	net interest income earned or expense incurred from interest rate swap agreements.

In the Company’s consolidated statements of comprehensive income prepared in accordance with GAAP, TBA agency MBS dollar roll income and the net interest income earned or expense incurred from interest rate swap agreements are reported as a component of the overall periodic change in the fair value of derivative instruments within the line item “gain (loss) from derivative instruments, net” of the “investment gain (loss), net” section. We believe that economic net interest income assists investors in understanding and evaluating the financial performance of the Company’s long-term-focused, net interest spread-based investment strategy, prior to the deduction of core general and administrative expenses.

Core General and Administrative Expenses

Core general and administrative expenses are non-interest expenses reported within the line item “total general and administrative expenses” of the consolidated statements of comprehensive income less stock-based compensation expense.

Income Tax Provision for TRS Core Operating Income

Our TRSs are subject to U.S. federal and state corporate income taxes.  Our computation of core operating income includes a provision for income taxes on the core operating income of our TRSs.  The core operating income of our TRSs is comprised of net interest income generated by our TRSs net of our TRSs’ general and administrative expenses.  In our consolidated statements of comprehensive income prepared in accordance with GAAP, the “income tax provision (benefit)” includes (i) the income tax provision for TRS core operating income and (ii) an income tax provision for (or benefit from) periodic increases (or decreases) in the fair value of the investments of our TRSs, which are recognized in net income as a component of “investment gain (loss) net.”

Non-GAAP Core Operating Income Results

The following table presents the Company’s computation of economic net interest income and core operating income for the last four fiscal quarters (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
GAAP net interest income	$3,758	$6,414	$3,778	$3,765
TBA dollar roll income	836	1,156	319	170
Interest rate swap net interest expense	(710)	(62)	(23)	(6)
Economic net interest income	3,884	7,508	4,074	3,929
Core general and administrative expenses	(2,134)	(2,668)	(2,375)	(2,734)
Preferred stock dividend	(723)	(733)	(726)	(758)
Income tax provision for TRS core operating income	(11)	—	—	—
Non-GAAP core operating income	$1,016	$4,107	$973	$437

Non-GAAP core operating income per diluted common share	$0.03	$0.12	$0.03	$0.01
Weighted average diluted common shares outstanding	33,444	33,554	34,697	36,666

The following table provides a reconciliation of GAAP net income (loss) to non-GAAP core operating income for the last four fiscal quarters (unaudited, amounts in thousands):

	Three Months Ended
	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
GAAP net (loss) income	$(6,040)	$11,461	$4,759	$10,234
Add (less):
Total investment loss (gain), net	6,763	(8,120)	(3,952)	(9,797)
Stock-based compensation expense	503	405	596	594
Income tax provision for TRS investment gain (loss)	387	—	—	—
Preferred stock dividend	(723)	(733)	(726)	(758)
Add back:
TBA dollar roll income	836	1,156	319	170
Interest rate swap net interest expense	(710)	(62)	(23)	(6)
Non-GAAP core operating income	$1,016	$4,107	$973	$437

Non-GAAP core operating income is used by management to evaluate the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as assist with the determination of the appropriate level of periodic dividends to common stockholders.  The Company believes that non-GAAP core operating income assists investors in understanding and evaluating the financial performance of the Company’s long-term investment strategy and core business activities over periods of time as well as its earnings capacity.  A limitation of utilizing this non-GAAP financial measure is that the effect of accounting for “non-core” events or transactions in accordance with GAAP does, in fact, reflect the financial results of our business and these effects should not be ignored when evaluating and analyzing our financial results.  For example, the economic cost or benefit of hedging instruments other than interest rate swap agreements, such as U.S. Treasury note futures or options on U.S. Treasury note futures, do not affect the computation of non-GAAP core operating income.  In addition, the Company’s calculation of non-GAAP core operating income may not be comparable to other similarly titled measures of other companies.  Therefore, the Company believes that net income determined in accordance with GAAP should be considered in conjunction with non-GAAP core operating income.  Furthermore, there may be differences between non-GAAP core operating income and taxable income determined in accordance with the Internal Revenue Code.  As a REIT, the Company will be required to distribute at least 90% of its REIT taxable income (subject to certain adjustments) to qualify as a REIT and all of its taxable income in order to not be subject to any U.S. Federal or state corporate income taxes.  Accordingly, non-GAAP core operating income may not equal the Company’s distribution requirements as a REIT.

The following tables present information on the Company’s investment and hedge portfolio as of March 31, 2021 (unaudited, dollars in thousands):

Mortgage Investments:

		March 31, 2021
	Assets	Capital Allocation (1)	Capital Allocation (%)	Leverage (2)
Agency MBS and net long TBA commitments	$615,260	$235,258	75%	1.8
Mortgage credit investments:
Commercial mortgage loan	44,914	13,414	4%	2.3
Business purpose loan residential MBS (3)	22,163	22,163	7%	—
Small balance commercial MBS	3,873	3,873	1%	—
Other	1,847	1,847	1%	—
Total mortgage credit investments	72,797	41,297	13%	0.8
MSR financing receivable	36,005	36,005	12%	—
Total	$724,062	$312,560	100%	1.4

(1)	Our investable capital is calculated as the sum of our shareholders’ equity capital and long-term unsecured debt.
(2)

Our leverage is measured as the ratio of our repurchase agreement financing, net payable or receivable for unsettled securities, net contractual forward purchase price of our TBA commitments less our cash and cash equivalents compared to our investable capital.

(3)	Includes our net investment of $11,478 in a variable interest entity with gross assets and liabilities of $70,333 and $58,855, respectively, that is consolidated for GAAP financial reporting purposes.

Specified Agency MBS:

	Unpaid Principal Balance	Net Unamortized Purchase Premiums	Amortized Cost Basis	Net Unrealized Gain (Loss)	Fair Value	Market Price	Coupon	Weighted Average Expected Remaining Life
30-year fixed rate:
2.0%	253,517	10,779	264,296	(10,565)	253,731	100.08	2.00%	8.4
2.5%	253,377	14,089	267,466	(5,537)	261,929	103.38	2.50%	7.2
5.5%	12	—	12	2	14	116.07	5.50%	5.0
Total/weighted-average	$506,906	$24,868	$531,774	$(16,100)	$515,674	$101.73	2.25%	7.8

Net Long Agency TBA Commitments:

	Notional Amount:
	Net Long (Short) Position	Implied Cost Basis	Implied Fair Value	Net Carrying Amount
1.5% 30-year MBS purchase commitments	$140,000	$137,238	$134,914	$(2,324)
1.5% 30-year MBS sale commitments	(140,000)	(134,675)	(134,914)	(239)
2.0% 30-year MBS purchase commitments	200,000	200,844	199,258	(1,586)
2.0% 30-year MBS sale commitments	(100,000)	(100,742)	(99,672)	1,070
Total TBA commitments, net	$100,000	$102,665	$99,586	$(3,079)

Mortgage Credit Investments:

	Unpaid Principal Balance	Net Unamortized Premiums (Discounts)	Amortized Original Cost Basis	Net Unrealized Gain (Loss)	Fair Value (1)	Market Price
Mortgage credit investments:
Commercial mortgage loan	$44,914	$—	$44,914	$—	$44,914	$100.00
Business purpose residential MBS (1)	24,599	1,265	25,864	(3,701)	22,163	90.64
Commercial MBS	6,000	(812)	5,188	(1,315)	3,873	64.03
Other	2,680	(794)	1,886	(39)	1,847	69.03
Total/weighted-average	$78,193	$(341)	$77,852	$(5,055)	$72,797	$93.23

(1)	Includes our net investment in a VIE of $11,478 at fair value that is consolidated for GAAP financial reporting purposes.

Interest Rate Swap Agreements:

		Weighted-average:
	Notional Amount	Fixed Pay Rate	Variable Receive Rate	Net Receive (Pay) Rate	Remaining Life (Years)
Years to maturity:
Less than 3 years	$200,000	0.10%	0.11%	0.01%	2.6
3 to less than 7 years	75,000	0.89%	0.14%	(0.75)%	6.8
7 to less than 10 years	400,000	1.27%	0.21%	(1.06)%	9.8
Total / weighted-average	$675,000	0.88%	0.17%	(0.71)%	7.3

MSR Financing Receivable:

Underlying MSR
Holder of Loans	UPB	Weighted-Average Note Rate	Weighted-Average Servicing Fee	Weighted-Average Loan Age	Price	Multiple (1)	Financing Receivable Fair Value
Fannie Mae	$3,253,378	2.99%	0.26%	6 months	1.10%	4.22	$36,005

(1)	Calculated as the underlying MSR price divided by the weighted-average servicing fee.